FREE WRITING PROSPECTUS Dated March 9, 2023	Filed Pursuant to Rule 433 Registration No. 333-261470 Registration No. 333-261470-06

***PRICING DETAILS*** $792.93mm World Omni Select Auto Trust 2023-A (WOSAT 2023-A)

Joint-Leads : J.P. Morgan (struc), Barclays, MUFG

Co-Managers : US Bank

CL	SZ($MM)	WAL	EXP RATINGS S&P/FITCH	P.WIN	E.FNL	L.FNL	BENCH	SPREAD	YLD%	CPN%	$PX
A-1	184.000	0.20	A-1+/F1+	1-5	08/23	03/24	I-Curve	+24	5.139	5.139	100.00000
A-2a	271.560	1.20	AAA/AAA	5-25	04/25	03/27	I-Curve	+85	5.997	5.92	99.99606
A-2b	110.000	1.20	AAA/AAA	5-25	04/25	03/27	SOFR30A	+85			100.00000
A-3	130.000	2.47	AAA/AAA	25-34	01/26	07/28	I-Curve	+90	5.720	5.65	99.99309
B	41.000	3.00	AA/AA	34-38	05/26	08/28	I-Curve	+130	5.952	5.87	99.97392
C	56.370	3.35	A/A	38-43	10/26	01/29	I-Curve	+150	6.084	6.00	99.97490
D	61.030	3.66	< RETAINED >
E	18.630	3.67	< RETAINED >

* A-2b benchmark is SOFR 30A

Expected Settle	:	03/15/23	Registration	:	SEC Registered
First Pay Date	:	04/15/23	ERISA Eligible	:	Yes
Expected Ratings	:	S&P, Fitch	Px Speed	:	1.50% ABS to 10% Clean-Up Call
Ticker	:	WOSAT 2023-A	Min Denoms	:	A1-C: $1k x $1k
Bill & Deliver	:	J.P. Morgan
Expected Pricing	:	PRICED	Available Information:
CUSIPs	:	A-1 98163UAA8	* Prelim Prospectus	:	Attached
		A-2a 98163UAB6	* Ratings FWP	:	Attached
		A-2b 98163UAC4	* DealRoadshow.com	:	WOSAT2023A
		A-3 98163UAD2	* IntexNet/CDI	:	Separate Message
B 98163UAE0
C 98163UAF7

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 800-408-1016 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.